Chordiant Software Press Release

Chordiant Software Intends to Vote Against Proposed Sale of KANA Software Inc.’s Assets

Chordiant Software, Inc. (“Chordiant”) (NASDAQ: CHRD), the leading provider of Customer Experience (CxTM) software and services that help global brands multiply customer lifetime value, today announced that it intends to vote against the proposed sale of KANA Software Inc.’s (“KANA”) assets.

Chordiant is the owner of 1.95 million shares of KANA stock, representing approximately 4.7% of the total shares outstanding of KANA.  Of those shares, 4.1% were owned by Chordiant as of the record date set by KANA for the meeting at which KANA shareholders are being asked to vote on the proposed sale of substantially all of KANA’s assets to Kay Technology Corp.

According to Steven R. Springsteel, Chairman, President and Chief Executive Officer of Chordiant, “Chordiant intends to vote against the proposed sale.”  He explained that “we know KANA extremely well as a fellow vendor to many customers that we have in common.  We do not believe that the KANA shareholders are best served by this transaction in which KANA shareholders are left with a company consisting of a pool of cash with undefined direction and management.  As disclosed in KANA’s proxy statement, Chordiant, or Company “B,” offered an alternative to the current asset transaction which the KANA Board rejected.  We believe there are available alternatives more favorable to KANA shareholders if the proposed asset sale is not approved by the KANA shareholders.”

About Chordiant Software, Inc.
Chordiant Software optimizes the customer experience to help global brands multiply customer lifetime value.  Chordiant arms marketing, customer service and customer loyalty executives with a suite of intelligent conversation management applications to deliver an order of magnitude improvement in customer experience.  By maximizing the value of every conversation across all channels, Chordiant enables today’s fast-paced brands to engage more effectively with customers and quickly measure whether business strategies are succeeding, resulting in faster acquisition, improved competitiveness, less churn, and superior customer service.  For more information please visit www.chordiant.com.